Exhibit 99.1

VIASPACE ANNOUNCES THE CLOSE OF A $3.69 MILLION FIXED PRICE PRIVATE PLACEMENT OF COMMON STOCK

Transaction replaces convertible debenture

PASADENA, CA — March 13, 2007—VIASPACE Inc. (OTCBB: VSPC), a company dedicated to commercializing proven technologies from NASA and the US Department of Defense, announced today that it has closed a fixed price private placement with Cornell Capital Partners, LP.

Under the terms of the financing Cornell invested $3.69 million to purchase 5,175,000 Class A Units and 600,000 Class B Units. Each Class A Unit entitles Cornell to 2.2609 shares of common stock and one warrant to purchase one share of common stock. Each Class B Unit entitles Cornell to one share of common stock and one warrant to purchase one share of common stock. This private placement replaces the convertible debenture currently in place with Cornell.

Dr. Carl Kukkonen, VIASPACE’s CEO, commented “We believe that a growing business like VIASPACE needs capital. We are pleased that we have received institutional support for our strategy and vision, and that we have eliminated debt from our balance sheet in favor of institutional ownership of our stock. Cornell’s willingness to convert its debenture into a straight equity investment is a strong vote of confidence.”

The company and Cornell also cancelled several agreements relating to the previous debenture and canceled the Standby Equity Distribution Agreement (SEDA).

VIASPACE expects to file a registration statement for the shares underlying the securities and warrants on Form S-3 in the next month. For a complete description of the terms of the financing, we refer you to the Company’s Form 8-K filing made on March 13, 2007.

The VIASPACE securities described in this release have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 and our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.